Exhibit 10.24

December 12, 2013

Mr. Jimmy D Staton
[REDACTED]

Dear Jimmy,

This letter Agreement confirms our agreement concerning your employment status. If you sign this Letter Agreement, it will constitute the mutual agreement between you and the Company (the “Company,” as used herein, means NiSource Inc. or any other of its affiliates or subsidiaries, including Columbia Pipeline Group) regarding your employment. As we discussed, you have decided to resign from your position of Executive Vice President and Group CEO of the Columbia Pipeline Group business unit and all positions that you hold as an officer, manager or board member at the Company or at any entity in which the Company holds an interest or investment, effective December 31, 2013 (the “Effective Date”). However, you will continue your employment with the Company and provide the Company the benefit of your experience and expertise through March 31, 2014.

1.	Employment Status

You will continue as a full-time active employee of the Company until the date of the earliest of any of the following to occur (“Separation Date”): (a) the Company terminates your employment for cause; (b) you end your employment with us; or (c) March 31, 2014 (or any other date that is mutually agreed upon by you and the Company in writing). For purposes of this Letter Agreement, “cause” shall mean: 1) your conviction of any criminal violation involving dishonesty, fraud, or breach of trust; 2) the commission of any willful act constituting fraud or breach of fiduciary duty to the Company and its shareholders which has an adverse impact on the Company; 3) any act or omission by you that causes a regulatory body with jurisdiction over the Company to demand, request or recommend that you be removed or suspended from your employment with the Company; 4) your willful and material violation of the Company’s policies; 5) your substantial nonperformance of your material duties and responsibilities: or 6) a breach of Paragraph 9 and/or 10 of this Letter Agreement.

As an active employee, you will be required to perform the services as necessary to continue as a full-time active employee of the Company through the Separation Date, and you will continue to be eligible for participation in the Company’s benefits plans in accordance with the terms of those plans and applicable law consistent with those provided to other senior officers of the Company.1 Your portion of any premiums for the respective plans will continue to be payroll deducted and your cost, if any, to participate in such plans shall be at the customary costs charged to senior executives of the Company.

2.	Transition and Ongoing Responsibilities

You have informed us that generally you will not be in the Houston office after December 31, 2013. You agree to transition all the matters in which you are engaged as an officer and director of the Company on or before December 31, 2013, to other Company personnel that we designate.

As part of your transition services before and after the Separation Date, you agree, at the request of the Company’s counsel, to prepare for, and provide testimony at trial or deposition in any litigation in which the Company is involved. Your employment, retention and compensation under this Letter Agreement will not be dependent on the outcome of any litigation or the content of any testimony that you provide therein (other than the truthfulness thereof).

3.	Consideration

(a)
The Company agrees to pay you the total amount of ONE HUNDRED THOUSAND DOLLARS ($100,000), less state, federal, FICA and other applicable withholding and authorized deductions, in consideration for a Release of Claims by you in Paragraph 11 and the Release of Age Discrimination Claim by you, set forth in Paragraph 12 of this agreement. You also agree to execute the General Release attached as Exhibit 1 on or after March 31, 2014 as a material term and condition of this Agreement. This payment shall be made on the date, which is the later of the expiration of the seven (7) day, right to revoke this agreement, as specified in Paragraph 12, or October 1, 2014.

(b)
In consideration for your agreement not to compete and not to solicit employees as set forth in Paragraph 10 of this Agreement, the Company shall pay to you a payment in the total amount of THREE MILLION FOUR HUNDRED THOUSAND DOLLARS ($3,400,000), (the “Non-Compete Payment”). The Non-Compete Payment shall be paid to you in (2) installments. The first installment of ONE MILLION SEVEN HUNDRED THOUSAND DOLLARS ($1,700,000) shall be made on October 15, 2014. The second installment of ONE MILLION SEVEN HUNDRED THOUSAND DOLLARS ($1,700,000) shall be made on March 1, 2015. Unless agreed to in writing by the parties to this agreement prior to payment of Non-Compete Payment, all applicable state, federal, FICA and other mandated tax withholdings will be withheld from the Non-Compete Payments.

______________
1 You will be eligible to continue to participate in the Company’s plans concerning medical benefits, dental benefits, vision benefits, EAP, life insurance, the Company’s pension plan, 401(k) plans, Pension Restoration Plan, Savings Restoration Plan, Sick Pay Plan, Vacation Plan, Long Term Disability Plan, and NiSource Inc. Executive Deferred Compensation Plan. For purposes of each of these plans, your termination date will be your Separation Date, and all payments under these plans will be based upon the terms and conditions of these plans. You will also remain eligible to participate in the Company’s 2013 Incentive Plan.

Notwithstanding anything herein to the contrary, in the event of a breach by you of any of the provisions contained in Paragraph 10 of this Agreement, and such breach is not otherwise cured within five (5) business days following your receipt of written notice of the breach from the Company, you shall immediately: (i) be obligated to repay any portion of the Non-Compete Payment received by you; and (ii) shall forfeit the right to receive any and all remaining installments of the Non-Compete Payment.

(c)	In addition, you will continue to receive financial and tax planning services through Ayco at the Company’s expense through March 31, 2016.

4.	Vacation

Upon the termination of your employment you will receive a lump sum payment representing compensation for your accrued and unused vacation as of your Separation Date. This payment will be subject to legally mandated deductions for Social Security and federal, state, and local taxes, as well as deductions for any contributory benefit plans in which you elect to continue participation.

5.	COBRA Coverage

You will continue to participate in the group health, dental, vision and other welfare plans as a full-time active employee of the Company through your Separation Date, at which time your coverage as an active employee will cease. At that time, the termination of your employment will be a qualifying event under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). The Company will notify you and/or your dependents of the insurance coverage, which you may continue on a self-pay basis as, provided by COBRA upon termination of your employment.

6.	Long Term Incentive Plan

In accordance with the 1994 Long Term Incentive Plan and the NiSource Inc. 2010 Omnibus Incentive Plan, and your agreements pursuant thereto, any equity grants awarded (including, but not limited to, any Restricted, Contingent or Performance Shares) which have not vested as of the Separation Date will be forfeited.

7.	Indemnification

During your employment with the Company and following the Separation Date, (a) you will remain entitled to indemnification by the Company pursuant to its by-laws in effect as of the Effective Date, notwithstanding any change made thereafter, except as such change may be required by law and (b) you will also be entitled to coverage under the directors and officers liability insurance policies maintained by the Company (as in effect from time to time) to the same extent as other former officers of the Company.

8.	Return of Property

You agree to return to the Company any and all of its property, including but not limited to, keys, employee identification or security access cards, telephones, computing equipment, and credit cards on or before the Separation Date.

9.	Confidentiality

You acknowledge that the preservation of a continuing business relationship between the Company and its respective customers, representatives, and employees is of critical importance to the continued business success of the Company and that it is the active policy of the Company to guard as confidential certain information not available to the public and relating to the business affairs of the Company. In view of the foregoing, you agree that you shall not disclose to any person or entity any such confidential information that was obtained by you in the course of your employment by the Company without the prior written consent of the Company. It will not be considered a violation of this Paragraph 9 if you are required to disclose confidential information pursuant to applicable law, a court order, a governmental or administrative directive or a lawful subpoena, provided you give the Company prompt notice that you have been required to disclose confidential information prior to the disclosure thereof.

Moreover, you agree that upon termination of your employment, you will promptly deliver to the Company all documentation and other materials relating to the Company’s business which are in your possession or under your control, including customer and potential customer lists, product lists, and marketing material, whether in written or electronic data form, and you will delete, destroy or discard all copies of such confidential information remaining in your possession; provided, however, that you will be able to keep a hard and electronic copy of your contact list.

Notwithstanding the foregoing, Confidential Information does not include the Employee’s general knowledge of, or experience in, the industry, matters known to you prior to your employment with the Company, or knowledge or information known or available to the public in general.

You further acknowledge and agree that the Company’s remedy in the form of monetary damages for any breach by you of any of the provisions of this section may be inadequate and that, in addition to any monetary damages for such breach, the Company shall be entitled to institute (without posting bond) and maintain any appropriate proceeding or proceedings, including an action for specific performance and/or injunction as set forth in Paragraph 10 below.

10.	Agreement Not to Complete and Not to Solicit Employees

YOU ACKNOWLEDGE THAT THE COMPANY HAS A REASONABLE AND LEGITIMATE BUSINESS INTEREST IN PROTECTING ITS TRADE SECRETS AND CONFIDENTIAL INFORMATION FROM USE BY OR DISCLOSURE TO OTHER INDIVIDUALS, COMPANIES OR ENTITIES.

(a)
In consideration for the Non-Compete Payment to you set forth in Paragraph 3(b) of this Agreement, and in order to protect the Company’s trade secrets and confidential information from intentional or inadvertent disclosure to or use by competitors, you agree that for the period commencing on April 1, 2014, and continuing through December 31, 2015, you will not:

(1)
Accept a position with, or provide services to, any entity competing with the Company in the natural gas midstream, processing, gathering, transportation or storage business in the Utica or Marcellus shale regions in a capacity similar to or relating to the functions you performed for the Company with respect to the Company’s natural gas midstream, processing, gathering, transportation or storage business in the Utica or Marcellus shale regions. Election or appointment to the board of directors of a midstream company competing with the Company in the Utica or Marcellus shale regions shall not constitute a breach of this Paragraph 10 (a)

(1) as long as you maintain the confidentiality of the Company’s confidential information as set forth in Paragraph 9 of this Agreement.

(b)
In consideration for the payment made to you as set forth in Paragraph 3(b) of this Agreement, you also agree that for the period commencing on April 1, 2014, and continuing through December 31, 2015, you will not solicit any senior employee of the Company. For purposes of this paragraph, “senior” means an employee at a Vice President level or higher. This provision does not foreclose you from hiring a senior employee of the Company during the referenced period of time provided: (1) the person initiates contact with you and voluntarily seeks employment from you; and (2) you provide notice of such contact to the Senior Vice President of Human Resources of the Company.

(c)
If you commit a material breach of any of the provisions in this Section, then in addition to all other remedies available at law, the Company will have the right to injunctive relief and to recover all attorney’s fees and costs incurred in connection with such relief. You acknowledge that such a breach of this Section could cause irreparable injury and the money damages may not provide an adequate remedy for the Company.

11.	Release of Claims

In consideration of the payment and benefits described above, you, on behalf of yourself and your heirs, executors, and administrators, fully and finally settle, release, and waive any and all rights or claims you may have, known or unknown, under your employment agreement dated December 13, 2007, and any and all claims, known or unknown, arising from any and all local, state and federal civil, common, contractual and statutory law (including but not limited to, the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993 (“FMLA”), and the Employment Retirement Income Security Act of 1974, as those Acts are amended), and equitable claims against the Company and all of its stockholders, predecessors, successors, agents, directors, officers, employees, representatives, and attorneys, occurring or arising prior to you signing this Letter Agreement.

You acknowledge that you have received all benefits under the FLMA, if any, to which you believe you may be entitled. You represent that you are not aware of any facts in which a claim under the FMLA could be brought.

You acknowledge and agree that this release is being given only in exchange for consideration to which you are not otherwise entitled. The Company agrees that nothing in this Letter Agreement waives or releases any claims you may have involving the enforcement of the terms and conditions of this Letter Agreement or any of the Company’s employee benefit plans.

12.	Special Release Notification Under the Age Discrimination and Employment Act

You understand and agree that this Agreement includes a release of all claims under the Age Discrimination in Employment Act (“ADEA”) and, therefore, pursuant to the requirements of the ADEA, you acknowledge that you have been advised: (a) this release includes, but is not limited to, all claims under the ADEA arising up to and including the date of execution of this release; (b) to consult with an attorney and/or other advisor of your choosing concerning your rights and obligations under this release; (c) to consider fully this release before executing it; (d) that you have been offered ample time and opportunity, at least twenty-one (21) days, to do so; and (e) that this release shall become effective and enforceable seven (7) days following execution of this Agreement by you, during which seven (7) day period you may revoke your acceptance of this agreement by delivering written notice to Robert D. Campbell, NiSource Inc., 801 E. 86th Avenue, Merrillville, IN 46410.

13.	Covenant Not to Assert Claims

You warrant that you have not initiated or filed any claims of any type against the Company with any court or governmental or administrative agency and covenant that you will not do so in the future with regard to any claim released herein nor will you voluntarily assist others in doing so. This is not intended to waive any unwaivable right you may have to participate in proceedings against the Company, but you agree to waive any relief, which may be obtained from such participation.

14.	Outstanding Charges

You hereby agree to pay the Company any outstanding amounts owed to the Company, and further agree that by signing this agreement you hereby authorize the Company to deduct any outstanding charges from your final payment.

15.	Governing Law

This Letter Agreement shall be construed in accordance with the laws of Indiana, without regard to conflict of laws principles of any state.

16.	Severability

In the event that one or more of the provisions contained in this Letter Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, the Company shall have the option to enforce the remainder of this Letter Agreement or to cancel it.

17.	Non-Disparagement

You agree not to disparage the Company or any of its former and current directors and officers or portray the Company in a negative light.

The Company agrees that its senior executives (defined herein as those officers required to make Securities and Exchange Commission Act Section 16 filings) will not disparage you or portray you in a negative light.

18.	Compliance with 409A of the Internal Revenue Code

All provisions in this Agreement regarding payments shall be interpreted to comply with the requirements of Section 409A of the Internal Revenue Code.

19.	Complete Agreement

You acknowledge that in accepting this Letter Agreement, you have not relied upon any representation of promise other than those expressly stated in this Letter Agreement.

This Letter Agreement and the documents specifically referred to herein constitute the complete understanding between you and the Company relating to your separation and supersedes any and all prior agreements, promises, representations or inducements, no matter their form, concerning your employment with the Company. No promises or agreements made subsequent to the execution of this Agreement by these parties shall be binding unless reduced to writing and signed by authorized representatives of these parties. This Letter Agreement may not be amended or modified except by a writing signed by the Company and you.

20.	Important Information

You acknowledge that the Company has advised you take up to 21 days to consider the terms and conditions outlined above, and that the Company has also advised you to consult an attorney before signing this Letter Agreement. You also have the right to revoke your execution of this Letter Agreement within 7 days after execution in accordance with the Notice To Employee attached hereto.

If you accept the terms and conditions outlined above, including Paragraph 11, please sign this Letter Agreement in the space provided below to signify your acceptance, and return it to Robert D. Campbell by January 2, 2014, on which date this offer will expire if not accepted. If you accept the terms and conditions outlined above, your acceptance is in lieu of any and all other severance programs offered by the Company and you knowingly and voluntarily waive participation in all other severance programs offered by the Company. You acknowledge that the Company’s performance under this Letter Agreement and under the employee benefit plans referenced herein constitutes full and complete payment of all amounts due to you from the Company and constitutes additional consideration to which you are not otherwise entitled.

Very truly yours,

/s/ Robert D. Campbell

Robert D. Campbell
Sr. Vice President
Human Resources
Accepted:

/s/ Jimmy D. Staton                         Date: December 16, 2013
Jimmy D. Staton